Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 22, 2021

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $1.38

    Commerce Bancshares, Inc. announced earnings of $1.38 per share for the three months ended June 30, 2021, compared to $.32 per common share in the same quarter last year and $1.11 per share in the first quarter of 2021. Net income attributable to Commerce Bancshares, Inc. (net income) for the second quarter of 2021 amounted to $162.3 million, compared to $39.9 million in the second quarter of 2020 and $131.0 million in the prior quarter. For the quarter, the return on average assets was 1.93%, the return on average equity was 19.12% and the efficiency ratio was 56.9%.

For the six months ended June 30, 2021, earnings per common share totaled $2.49 compared to $.74 for the first six months of 2020. Net income attributable to Commerce Bancshares, Inc. amounted to $293.3 million for the six months ended June 30, 2021, compared to $91.7 million in the comparable period last year. For the year to date, the return on average assets was 1.78%, and the return on average common equity was 17.42%.

In making this announcement, John Kemper, Chief Executive Officer, said, “After more than a year of ups and downs brought on by the pandemic, the economy appears to be on increasingly firm footing. A strengthening economy further bolstered our credit metrics and led to a reduction in reserves for credit losses on loans and unfunded lending commitments, which resulted in substantially higher earnings this quarter. In addition, our portfolio of private equity investments continued to drive sizeable investment gains for the second consecutive quarter. Fee income was solid this quarter, including bank card fees, as corporate card income rebounded nicely and debit and credit card income exceeded their pre-pandemic levels. Trust fees continued to grow strongly this quarter, with trust assets under management now exceeding $40 billion. Non-interest expense increased compared to the same quarter last year, as salaries and benefits expense grew, deferred loan origination costs declined considerably, and marketing expense increased to support our strategic initiatives and to grow our customer base. Compared to the previous quarter, average deposits grew $1.2 billion, or 4.6%, while average loan balances declined $342.5 million, or 2.1% (average PPP loan balances declined $109.8 million). The pace of PPP loan forgiveness accelerated significantly in June 2021 and resulted in a reduction of $572.6 million in period end balances. Over two-thirds of our round one PPP loans have been forgiven as of June 30, 2021.”

Mr. Kemper continued, “Credit performance was very strong in the second quarter. This quarter, net loan charge-offs totaled $699 thousand, compared to $10.0 million in the prior quarter and $8.4 million in the second quarter of 2020. The ratio of annualized net loan charge-offs to average loans was .02% in the current quarter, .25% in the prior quarter and .21% in the second quarter of last year. Net loan recoveries on commercial loans of $5.0 million were recorded this quarter, and net charge-offs on personal banking loans were significantly lower compared to the

Exhibit 99.1
prior quarter. Non-performing assets decreased by half this quarter from $23.7 million to $11.4 million. At June 30, 2021, the allowance for credit losses on loans decreased to $172.4 million. Excluding Paycheck Protection Plan (PPP) loans, the allowance for credit losses on loans to total loans was 1.17% at June 30, 2021, down from a peak of 1.62% a year ago, but higher than .95% at the adoption of CECL on January 1, 2020.”

Total assets at June 30, 2021 were $33.9 billion, total loans were $15.6 billion, and total deposits were $27.5 billion. During the quarter, the Company paid a cash dividend of $.263 per share, representing a 2.1% increase over the rate paid in the second quarter of 2020. The Company purchased 181,252 shares of its common stock this quarter.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
FINANCIAL SUMMARY
Net interest income	$207,982	$205,748	$203,057	$413,730	$404,122
Non-interest income	139,143	136,045	117,515	275,188	241,178
Total revenue	347,125	341,793	320,572	688,918	645,300
Investment securities gains (losses), net	16,804	9,853	(4,129)	26,657	(17,430)
Provision for credit losses	(45,655)	(6,232)	80,539	(51,887)	138,492
Non-interest expense	198,126	192,573	187,512	390,699	381,210
Income before taxes	211,458	165,305	48,392	376,763	108,168
Income taxes	45,209	32,076	9,661	77,285	19,834
Non-controlling interest (income) expense	3,923	2,257	(1,132)	6,180	(3,386)
Net income attributable to Commerce Bancshares, Inc.	162,326	130,972	39,863	293,298	91,720
Preferred stock dividends	—	—	2,250	—	4,500
Net income available to common shareholders	$162,326	$130,972	$37,613	$293,298	$87,220
Earnings per common share:
Net income — basic	$1.38	$1.12	$.32	$2.50	$.74
Net income — diluted	$1.38	$1.11	$.32	$2.49	$.74
Effective tax rate	21.78%	19.67%	19.51%	20.85%	17.78%
Tax equivalent net interest income	$211,060	$208,774	$206,253	$419,834	$410,655
Average total interest earning assets (1)	$32,556,658	$31,278,721	$28,193,312	$31,921,220	$26,442,163
Diluted wtd. average shares outstanding	116,450,430	116,573,405	116,441,701	116,511,578	116,693,218

RATIOS
Average loans to deposits (2)	57.78%	61.79%	69.22%	59.73%	70.78%
Return on total average assets	1.93	1.63	.54	1.78	.66
Return on average common equity (3)	19.12	15.69	4.77	17.42	5.61
Non-interest income to total revenue	40.08	39.80	36.66	39.94	37.37
Efficiency ratio (4)	56.90	56.37	58.10	56.64	58.64
Net yield on interest earning assets	2.60	2.71	2.94	2.65	3.12

EQUITY SUMMARY
Cash dividends per common share	$.263	$.263	$.257	$.525	$.514
Cash dividends on common stock	$30,760	$30,799	$30,174	$61,559	$60,466
Cash dividends on preferred stock	$—	$—	$2,250	$—	$4,500
Book value per common share (5)	$29.89	$28.34	$27.44
Market value per common share (5)	$74.56	$76.61	$56.64
High market value per common share	$81.19	$83.06	$66.45
Low market value per common share	$70.69	$64.76	$45.77
Common shares outstanding (5)	116,893,573	117,077,276	117,109,981
Tangible common equity to tangible assets (6)	9.91%	9.57%	10.12%
Tier I leverage ratio	9.36%	9.38%	9.88%

OTHER QTD INFORMATION
Number of bank/ATM locations	295	298	312
Full-time equivalent employees	4,590	4,619	4,856
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2020.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Interest income	$211,133	$209,697	$214,726	$223,114	$213,323	$420,830	$434,808
Interest expense	3,151	3,949	4,963	7,152	10,266	7,100	30,686
Net interest income	207,982	205,748	209,763	215,962	203,057	413,730	404,122
Provision for credit losses	(45,655)	(6,232)	(4,403)	3,101	80,539	(51,887)	138,492
Net interest income after credit losses	253,637	211,980	214,166	212,861	122,518	465,617	265,630
NON-INTEREST INCOME
Bank card transaction fees	42,608	37,695	39,979	37,873	33,745	80,303	73,945
Trust fees	46,257	44,127	41,961	40,769	37,942	90,384	77,907
Deposit account charges and other fees	23,988	22,575	24,164	23,107	22,279	46,563	45,956
Capital market fees	3,327	4,981	3,826	3,194	3,772	8,308	7,562
Consumer brokerage services	4,503	4,081	3,996	4,011	3,011	8,584	7,088
Loan fees and sales	7,446	10,184	9,031	9,769	4,649	17,630	7,884
Other	11,014	12,402	12,160	10,849	12,117	23,416	20,836
Total non-interest income	139,143	136,045	135,117	129,572	117,515	275,188	241,178
INVESTMENT SECURITIES GAINS (LOSSES), NET	16,804	9,853	12,307	16,155	(4,129)	26,657	(17,430)
NON-INTEREST EXPENSE
Salaries and employee benefits	130,751	129,033	129,983	127,308	126,759	259,784	255,696
Net occupancy	11,527	12,021	11,570	12,058	11,269	23,548	23,017
Equipment	4,605	4,353	4,526	4,737	4,755	8,958	9,576
Supplies and communication	4,033	4,125	4,193	4,141	4,427	8,158	9,085
Data processing and software	24,954	25,463	24,323	23,610	23,837	50,417	47,392
Marketing	5,680	5,158	5,028	4,926	3,801	10,838	9,780
Other	16,576	12,420	16,687	14,078	12,664	28,996	26,664
Total non-interest expense	198,126	192,573	196,310	190,858	187,512	390,699	381,210
Income before income taxes	211,458	165,305	165,280	167,730	48,392	376,763	108,168
Less income taxes	45,209	32,076	33,084	34,375	9,661	77,285	19,834
Net income	166,249	133,229	132,196	133,355	38,731	299,478	88,334
Less non-controlling interest expense (income)	3,923	2,257	2,307	907	(1,132)	6,180	(3,386)
Net income attributable to Commerce Bancshares, Inc.	162,326	130,972	129,889	132,448	39,863	293,298	91,720
Less preferred stock dividends	—	—	—	7,466	2,250	—	4,500
Net income available to common shareholders	$162,326	$130,972	$129,889	$124,982	$37,613	$293,298	$87,220
Net income per common share — basic	$1.38	$1.12	$1.11	$1.06	$.32	$2.50	$.74
Net income per common share — diluted	$1.38	$1.11	$1.11	$1.06	$.32	$2.49	$.74

OTHER INFORMATION
Return on total average assets	1.93%	1.63%	1.63%	1.71%	.54%	1.78%	.66%
Return on average common equity (1)	19.12	15.69	15.49	15.21	4.77	17.42	5.61
Efficiency ratio (2)	56.90	56.37	56.68	55.00	58.10	56.64	58.64
Effective tax rate	21.78	19.67	20.30	20.61	19.51	20.85	17.78
Net yield on interest earning assets	2.60	2.71	2.80	2.97	2.94	2.65	3.12
Tax equivalent net interest income	$211,060	$208,774	$213,017	$219,118	$206,253	$419,834	$410,655
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	June 30, 2021	March 31, 2021	June 30, 2020
ASSETS
Loans
Business	$5,803,760	$6,624,209	$6,858,217
Real estate — construction and land	1,103,661	1,073,036	932,022
Real estate — business	3,017,560	3,017,242	2,941,163
Real estate — personal	2,793,213	2,828,418	2,690,542
Consumer	2,049,166	1,966,833	1,966,707
Revolving home equity	283,568	285,261	334,627
Consumer credit card	586,358	593,833	666,597
Overdrafts	2,978	3,239	5,179
Total loans	15,640,264	16,392,071	16,395,054
Allowance for credit losses on loans	(172,395)	(200,527)	(240,744)
Net loans	15,467,869	16,191,544	16,154,310
Loans held for sale	23,697	38,076	12,785
Investment securities:
Available for sale debt securities	13,291,506	12,528,203	10,317,427
Trading debt securities	29,002	26,925	28,813
Equity securities	8,678	4,337	4,128
Other securities	176,439	155,913	117,761
Total investment securities	13,505,625	12,715,378	10,468,129
Federal funds sold and short-term securities purchased under agreements to resell	5,945	500	—
Long-term securities purchased under agreements to resell	1,300,000	850,000	850,000
Interest earning deposits with banks	2,161,644	2,017,128	1,404,968
Cash and due from banks	358,122	338,666	391,268
Premises and equipment — net	371,989	371,737	368,565
Goodwill	138,921	138,921	138,921
Other intangible assets — net	14,148	13,098	7,179
Other assets	508,202	594,738	699,996
Total assets	$33,856,162	$33,269,786	$30,496,121
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$11,085,286	$11,076,556	$9,700,261
Savings, interest checking and money market	14,654,696	14,572,378	12,792,993
Certificates of deposit of less than $100,000	478,838	504,472	590,635
Certificates of deposit of $100,000 and over	1,267,417	1,267,219	1,443,078
Total deposits	27,486,237	27,420,625	24,526,967
Federal funds purchased and securities sold under agreements to repurchase	2,318,228	1,938,110	1,740,438
Other borrowings	2,194	3,791	1,475
Other liabilities	555,673	589,875	869,072
Total liabilities	30,362,332	29,952,401	27,137,952
Stockholders’ equity:
Preferred stock	—	—	144,784
Common stock	589,352	589,352	563,978
Capital surplus	2,424,157	2,420,393	2,136,874
Retained earnings	304,739	173,173	232,082
Treasury stock	(53,018)	(39,080)	(69,112)
Accumulated other comprehensive income	220,390	168,752	349,261
Total stockholders’ equity	3,485,620	3,312,590	3,357,867
Non-controlling interest	8,210	4,795	302
Total equity	3,493,830	3,317,385	3,358,169
Total liabilities and equity	$33,856,162	$33,269,786	$30,496,121

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ASSETS:
Loans:
Business	$6,211,610	$6,532,921	$6,580,300	$6,709,200	$6,760,827
Real estate — construction and land	1,088,433	1,091,969	1,032,891	974,346	895,648
Real estate — business	3,014,955	3,022,979	3,029,799	2,989,652	2,962,076
Real estate — personal	2,804,388	2,826,112	2,778,462	2,722,300	2,582,484
Consumer	2,004,625	1,947,322	1,981,033	1,992,314	1,944,265
Revolving home equity	287,031	299,371	316,895	329,361	343,210
Consumer credit card	575,725	608,747	638,161	646,185	663,911
Overdrafts	3,735	3,546	3,762	2,689	2,912
Total loans	15,990,502	16,332,967	16,361,303	16,366,047	16,155,333
Allowance for credit losses on loans	(200,801)	(220,512)	(235,484)	(240,286)	(171,616)
Net loans	15,789,701	16,112,455	16,125,819	16,125,761	15,983,717
Loans held for sale	23,389	35,814	30,577	24,728	6,363
Investment securities:
U.S. government and federal agency obligations	719,849	725,367	774,640	770,361	776,240
Government-sponsored enterprise obligations	50,793	50,801	69,133	102,749	114,518
State and municipal obligations	1,966,673	1,958,637	1,967,408	1,767,526	1,285,427
Mortgage-backed securities	6,685,407	6,998,521	6,646,345	6,259,926	5,325,720
Asset-backed securities	2,653,928	2,085,491	1,819,467	1,520,988	1,342,518
Other debt securities	605,772	570,115	533,646	514,166	406,665
Unrealized gain on debt securities	197,124	283,511	329,477	368,154	281,457
Total available for sale debt securities	12,879,546	12,672,443	12,140,116	11,303,870	9,532,545
Trading debt securities	34,955	32,320	28,040	27,267	31,981
Equity securities	4,914	4,321	4,221	4,193	4,137
Other securities	156,984	154,030	130,145	120,253	139,250
Total investment securities	13,076,399	12,863,114	12,302,522	11,455,583	9,707,913
Federal funds sold and short-term securities purchased under agreements to resell	1,338	7	355	337	92
Long-term securities purchased under agreements to resell	937,372	849,999	849,998	849,994	850,000
Interest earning deposits with banks	2,724,782	1,480,331	1,082,644	1,024,435	1,755,068
Other assets	1,258,989	1,308,105	1,291,907	1,389,683	1,461,528
Total assets	$33,811,970	$32,649,825	$31,683,822	$30,870,521	$29,764,681

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$11,109,198	$10,438,637	$10,275,735	$9,801,562	$8,843,408
Savings	1,474,391	1,333,177	1,234,481	1,193,079	1,111,397
Interest checking and money market	13,283,481	12,970,629	12,198,928	11,731,494	11,441,694
Certificates of deposit of less than $100,000	491,446	516,728	542,212	573,207	605,136
Certificates of deposit of $100,000 and over	1,354,685	1,230,075	1,339,301	1,447,968	1,346,069
Total deposits	27,713,201	26,489,246	25,590,657	24,747,310	23,347,704
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	2,165,696	2,166,072	2,028,457	1,855,971	1,991,971
Other borrowings	978	831	1,013	1,225	345,162
Total borrowings	2,166,674	2,166,903	2,029,470	1,857,196	2,337,133
Other liabilities	527,401	608,212	727,569	899,890	763,524
Total liabilities	30,407,276	29,264,361	28,347,696	27,504,396	26,448,361
Equity	3,404,694	3,385,464	3,336,126	3,366,125	3,316,320
Total liabilities and equity	$33,811,970	$32,649,825	$31,683,822	$30,870,521	$29,764,681

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ASSETS:
Loans:
Business (1)	3.15%	3.09%	3.01%	2.95%	2.91%
Real estate — construction and land	3.56	3.54	3.72	3.74	3.95
Real estate — business	3.49	3.52	3.51	3.53	3.71
Real estate — personal	3.31	3.40	3.44	3.56	3.69
Consumer	3.84	4.02	4.07	4.19	4.48
Revolving home equity	3.43	3.38	3.37	3.29	3.50
Consumer credit card	11.22	10.97	11.60	11.40	11.76
Overdrafts	—	—	—	—	—
Total loans	3.65	3.66	3.69	3.69	3.80
Loans held for sale	4.20	3.44	3.54	4.25	8.03
Investment securities:
U.S. government and federal agency obligations	5.52	2.54	2.63	3.71	.46
Government-sponsored enterprise obligations	2.33	2.36	2.23	2.17	3.51
State and municipal obligations (1)	2.41	2.46	2.44	2.53	2.97
Mortgage-backed securities	1.11	1.39	1.37	1.95	2.17
Asset-backed securities	1.25	1.39	1.59	1.90	2.25
Other debt securities	2.06	2.15	2.19	2.35	2.49
Total available for sale debt securities	1.64	1.67	1.70	2.18	2.18
Trading debt securities (1)	1.19	1.08	1.40	1.66	2.93
Equity securities (1)	43.10	49.56	50.71	47.15	48.42
Other securities (1)	11.90	5.26	10.03	6.74	4.36
Total investment securities	1.78	1.72	1.81	2.24	2.24
Federal funds sold and short-term securities purchased under agreements to resell	.60	—	1.12	—	—
Long-term securities purchased under agreements to resell	4.46	5.31	5.24	5.26	5.08
Interest earning deposits with banks	.11	.10	.10	.10	.10
Total interest earning assets	2.64	2.76	2.86	3.07	3.09

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.08	.08	.09	.09	.09
Interest checking and money market	.05	.06	.07	.10	.13
Certificates of deposit of less than $100,000.27		.37	.51	.71	.93
Certificates of deposit of $100,000 and over	.20	.35	.47	.69	1.08
Total interest bearing deposits	.07	.09	.12	.18	.25
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.06	.06	.06	.09	.12
Other borrowings	.82	.98	—	—	.82
Total borrowings	.06	.06	.06	.09	.22
Total interest bearing liabilities	.07%	.09%	.11%	.17%	.25%

Net yield on interest earning assets	2.60%	2.71%	2.80%	2.97%	2.94%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$200,527	$220,834	$236,360	$240,744	$171,653	$220,834	$160,682
Adoption of ASU 2016-13	—	—	—	—	—	—	(21,039)
Provision for credit losses on loans	(27,433)	(10,355)	(7,510)	3,200	77,491	(37,788)	120,359
Net charge-offs (recoveries):
Commercial portfolio:
Business	(4,909)	(4)	581	208	3,249	(4,913)	2,876
Real estate — construction and land	—	1	(2)	(1)	—	1	—
Real estate — business	(85)	20	(7)	(13)	(6)	(65)	(27)
	(4,994)	17	572	194	3,243	(4,977)	2,849
Personal banking portfolio:
Consumer credit card	5,155	8,981	5,975	7,263	3,584	14,136	12,741
Consumer	378	763	1,160	211	1,362	1,141	3,073
Overdraft	148	153	335	200	316	301	742
Real estate — personal	(16)	15	(18)	(198)	(71)	(1)	(75)
Revolving home equity	28	23	(8)	(86)	(34)	51	(72)
	5,693	9,935	7,444	7,390	5,157	15,628	16,409
Total net loan charge-offs	699	9,952	8,016	7,584	8,400	10,651	19,258
Balance at end of period	$172,395	$200,527	$220,834	$236,360	$240,744	$172,395	$240,744
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$24,208	$42,430	$38,307	$35,200	$35,299

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	(.32%)	—%	.04%	.01%	.19%	(.16%)	.09%
Real estate — construction and land	—	—	—	—	—	—	—
Real estate — business	(.01)	—	—	—	—	—	—
	(.19)	—	.02	.01	.12	(.10)	.06
Personal banking portfolio:
Consumer credit card	3.59	5.98	3.72	4.47	2.17	4.81	3.68
Consumer	.08	.16	.23	.04	.28	.12	.32
Overdraft	15.89	17.50	35.43	29.59	43.65	16.67	42.90
Real estate — personal	—	—	—	(.03)	(.01)	—	(.01)
Revolving home equity	.04	.03	(.01)	(.10)	(.04)	.04	(.04)
	.40	.71	.52	.52	.37	.55	.60
Total	.02%	.25%	.19%	.18%	.21%	.13%	.25%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.07%	.14%	.16%	.25%	.14%
Non-performing assets to total assets	.03	.07	.08	.13	.08
Allowance for credit losses on loans to total loans(2)	1.10	1.22	1.35	1.44	1.47

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$8,839	$20,215	$22,524	$37,295	$19,034
Real estate — construction and land	—	—	—	1	1
Real estate — business	655	1,572	2,230	1,063	1,921
Real estate — personal	1,672	1,719	1,786	1,911	1,679
Total	11,166	23,506	26,540	40,270	22,635
Foreclosed real estate	229	208	93	57	422
Total non-performing assets	$11,395	$23,714	$26,633	$40,327	$23,057
Loans past due 90 days and still accruing interest	$12,338	$21,512	$22,190	$14,436	$24,583
(1) As a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, the allowance for credit losses on loans to total loans was 1.17% and 1.34% as of June 30, 2021 and March 31, 2021, respectively.

                                                Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2021
For the quarter ended June 30, 2021, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $162.3 million, compared to $131.0 million in the previous quarter and $39.9 million in the same quarter last year. The increase in net income over the previous quarter was primarily the result of a significant decrease in the provision for credit losses and higher net gains on investments, partly offset by higher non-interest expense and higher income tax expense. Compared to the prior quarter, the provision for credit losses declined due to a decrease in the estimate of the allowance for credit losses on loans and unfunded lending commitments and lower net loan charge-offs. While net interest income increased slightly this quarter, the net yield on interest earnings assets declined 11 basis points to 2.60%. Average loans declined $342.5 million compared to the previous quarter, while average available for sale debt securities grew $207.1 million, and average deposits increased $1.2 billion. For the quarter, the return on average assets was 1.93%, the return on average common equity was 19.12%, and the efficiency ratio was 56.9%.

Balance Sheet Review
During the 2nd quarter of 2021, average loans totaled $16.0 billion, or a decrease of $342.5 million over the prior quarter, and declined $164.8 million, or 1.0%, from the same quarter last year. Period end loans decreased $751.8 million compared to the prior quarter. Compared to the previous quarter, average balances of business, personal real estate, and consumer card loans declined $321.3 million (includes a decline of $109.8 million in Paycheck Protection Program loan balances), $21.7 million, and $33.0 million, respectively. This decline was partially offset by growth in consumer loans of $57.3 million. The period end balance of Paycheck Protection Program (PPP) loans decreased $572.6 million during the 2nd quarter of 2021 and totaled $854.3 million at June 30, 2021. The decrease in actual PPP loan balances during the 2nd quarter of 2021 reflected a decline of $639.5 million in round one loan balances, partly offset by a $67.0 million increase in loan balances from round two. Total loan originations from PPP round two were $402.1 million. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $164.6 million, compared to $177.8 million in the prior quarter.

Total average available for sale debt securities increased $207.1 million over the previous quarter to $12.9 billion, at fair value. The increase in investment securities was mainly the result of growth in asset-backed securities, partly offset by lower mortgage-backed securities. During the current quarter, purchases of securities totaled $1.5 billion with a weighted average yield of approximately 1.17%. Maturities and pay downs were $808.1 million, and there were no sales during the quarter. At June 30, 2021, the duration of the investment portfolio was 3.4 years, and maturities and pay downs of approximately $2.6 billion are expected to occur during the next 12 months.

Total average deposits increased $1.2 billion this quarter compared to the previous quarter. The increase in deposits mostly resulted from growth in demand deposits of $670.6 million. Interest checking and money market deposits, savings deposits, and certificates of deposit also grew $312.9 million, $141.2 million, $99.3 million over the prior quarter, respectively. Compared to the previous quarter, total average consumer and commercial deposits grew $653.4 million and $621.2 million, respectively. The average loans to deposits ratio was 57.8% in the current quarter and 61.8% in the prior quarter. The
Company’s average borrowings, which include customer repurchase agreements, were $2.2 billion in both the 1st and 2nd quarters of 2021.

Net Interest Income
Net interest income in the 2nd quarter of 2021 amounted to $208.0 million, an increase of $2.2 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter increased $2.3 million over the previous quarter to $211.1 million. The increase in net interest income was mainly due to higher income earned on investment securities, partly offset by lower interest on loans and long-term securities purchased under agreements to resell. The net yield on earning assets (tax equivalent) decreased to 2.60%, compared to 2.71% in the prior quarter, mostly as a result of larger average balances on deposit at the Federal Reserve.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $1.8 million, mostly as a result of lower average balances of business and consumer credit card loans. The impact of these decreases was partially offset by higher yields on business and consumer credit card loans. The increase in the yield on business loans was driven primarily by an increase in the yield on PPP loans, which grew to 3.77% this quarter. Excluding PPP loans, the yield on business loans was 3.00% in the 2nd quarter of 2021. The average tax-equivalent yield on the loan portfolio declined one basis point to 3.65% this quarter.

Interest income on investment securities (tax equivalent) increased $3.7 million over the previous quarter, due to higher rates earned and higher average balances. Interest income earned on U.S. government and federal agency securities increased, as inflation income from Treasury inflation-protected securities inflation income increased $5.3 million this quarter to $6.8 million. At June 30, 2021, the Company recorded a $1.9 million adjustment to premium amortization, which decreased interest income this quarter to reflect an acceleration in forward prepayment speed estimates on mortgage-backed securities due to falling interest rates during the quarter. The yield on total investment securities was 1.78% in the current quarter, compared to 1.72% in the previous quarter.

The average rate paid on interest bearing deposits totaled .07% in the 2nd quarter of 2021, compared .09% in the prior quarter. Interest expense on deposits decreased $806 thousand this quarter compared to the previous quarter mainly due to lower rates paid on money market and certificate of deposit accounts, partly offset by higher average interest bearing deposit balances. The overall rate paid on interest bearing liabilities was .07% in the current quarter, compared to .09% in the prior quarter.

Non-Interest Income
In the 2nd quarter of 2021, total non-interest income amounted to $139.1 million, an increase of $21.6 million, or 18.4%, compared to the same period last year and increased $3.1 million compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in bank card fees, trust fees, and loan fees and sales, partially offset by lower cash sweep fees.

Total net bank card fees in the current quarter increased $8.9 million, or 26.3%, over the same period last year, and increased $4.9 million, or 13.0%, compared to the prior quarter. Net corporate card fees increased $5.3 million, or 29.8%, over the same quarter of last year mainly due to higher interchange fee

COMMERCE BANCSHARES, INC.                                 Exhibit 99.1
Management Discussion of Second Quarter Results
June 30, 2021
income, partly offset by higher rewards expense. Net debit card fees increased $1.7 million, or 19.1%, mainly due to higher interchange fees. Net merchant income increased $669 thousand, or 15.8%, and net credit card fees increased $1.2 million, or 41.4%. Total net bank card fees this quarter were comprised of fees on corporate card ($23.1 million), debit card ($10.5 million), merchant ($4.9 million) and credit card ($4.1 million) transactions.

In the current quarter, trust fees increased $8.3 million, or 21.9%, over the same period last year, resulting mostly from higher private client fee income. Compared to the same period last year, deposit account fees increased $1.7 million, or 7.7%, mainly due to higher overdraft and return item fees, coupled with an increase in corporate cash management fees. Additionally, loan fees and sales, mostly mortgage banking revenue, grew $2.8 million, or 60.2%, over amounts recorded in the same quarter last year. Consumer brokerage fees increased $1.5 million, or 49.6%, compared to the same quarter last year, mainly due to growth in annuity and advisory fees.

Other non-interest income decreased from the same period last year mainly due to lower sweep fees of $2.8 million, partly offset by higher check sales and wire fees. For the 2nd quarter of 2021, non-interest income comprised 40.1% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded investment net gains of $16.8 million in the current quarter, compared to net gains of $9.9 million in the prior quarter and net losses of $4.1 million in the 2nd quarter of 2020. Net gains on investments in the current quarter primarily resulted from unrealized fair value gains of $16.7 million in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $198.1 million, compared to $187.5 million in the same period last year and $192.6 million in the prior quarter. The increase in non-interest expense compared to the same period last year and the prior quarter was mainly due to lower deferred loan origination costs, higher salaries and benefits expense and higher marketing expense.

Compared to the 2nd quarter of last year, salaries and employee benefits expense increased $4.0 million, mostly due to higher medical expense of $3.5 million and higher incentive compensation of $4.0 million. These increases were partly offset by declines in full and part-time salaries, overtime pay, payroll taxes and other benefits expense. Full-time equivalent employees totaled 4,590 and 4,856 at June 30, 2021 and 2020, respectively.

Marketing and data processing and software expense increased $1.9 million and $1.1 million, respectively. Other non-interest expense increased mainly due to a $4.0 million decrease in deferred loan origination costs. Additionally, insurance expense and travel and entertainment expense increased $514 thousand and $476 thousand, respectively. These increases were partially offset by a $1.0 million reduction in impairment expense on mortgage servicing rights.

Income Taxes
The effective tax rate for the Company was 21.8% in the current quarter, 19.7% in the previous quarter, and 19.5% in the 2nd quarter of 2020. The increase in the effective tax rate in the current quarter compared to the prior quarter and the same quarter last year is mostly due to the mix of taxable and non-taxable income and expenses.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2021 amounted to $699 thousand, compared to $10.0 million in the prior quarter and $8.4 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .02% in the current quarter, .25% in the previous quarter, and .21% in the 2nd quarter of last year. Net loan recoveries on commercial loans totaled $5.0 million mostly due to recoveries on two business loans in the current quarter. Net loan charge-offs on personal banking loans decreased $4.2 million to $5.7 million.

In the 2nd quarter of 2021, annualized net loan charge-offs on average consumer credit card loans were 3.59%, compared to 5.98% in the previous quarter, and 2.17% in the same quarter last year. Consumer loan net charge-offs were .08% of average consumer loans in the current quarter, .16% in the prior quarter and .28% in the same quarter last year.

Actual economic data for the 2nd quarter of 2021 and the economic forecast used to estimate the allowance for credit losses in June 2021 showed improving economic conditions compared to the forecast utilized in March 2021. This improvement resulted in a significant decrease in the allowance for credit losses as of June 30, 2021 and reduced the provision for credit losses this quarter compared to the prior quarter. At June 30, 2021, the allowance for credit losses on loans totaled $172.4 million, or 1.10% of total loans and 1.17% of total loans excluding PPP loans. Additionally, the liability for unfunded lending commitments at June 30, 2021 was $24.2 million, a decrease of $18.2 million from the liability at March 31, 2021.

At June 30, 2021, total non-performing assets amounted to $11.4 million, a decrease of $12.3 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($11.2 million and $229 thousand, respectively). At June 30, 2021, the balance of non-accrual loans, which represented .07% of loans outstanding, included business loans of $8.8 million, personal real estate loans of $1.7 million, and business real estate loans of $655 thousand. Loans more than 90 days past due and still accruing interest totaled $12.3 million at June 30, 2021.

Other
During the 2nd quarter of 2021, the Company paid a cash dividend of $.263 per common share, representing a 2.1% increase over the same period last year. The Company purchased 181,252 shares of treasury stock during the current quarter at an average price of $77.05.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.